Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

PACIFIC MERCANTILE BANCORP ISSUES

$10 MILLION OF TRUST PREFERRED SECURITIES

COSTA MESA, CA – October 13, 2004 – Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company for Pacific Mercantile Bank, today announced that it has completed a private sale of $10 million of floating rate trust preferred securities to an institutional investor. The proceeds to the Company from the sale of these securities will be used for general corporate purposes and to fund continuous expansion of Pacific Mercantile Bancorp’s various financial services.

The trust preferred securities mature in October 2034, are redeemable at the Company’s option beginning after five years, and require quarterly distributions, initially at a rate of 4.045%, which will reset quarterly at the three-month LIBOR rate plus 2.00%. The trust preferred securities, which will be recorded as a long term liability for financial reporting purposes, are subordinated to other borrowings that may be obtained by the Company in the future and qualify as capital for regulatory purposes.

This announcement is not an offer to sell any securities of the Company. The trust preferred securities have not been registered under the Securities Act of 1933, as amended, and until so registered such securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, two Los Angeles County financial centers located in Beverly Hills and Long Beach, and one San Diego County financial center located in La Jolla. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com, and has attracted customers throughout California and other areas of the country.

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